UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 26, 2010

VIRAGE LOGIC CORPORATION
(Exact name of registrant as specified in its charter)

000-31089
(Commission File Number)

Delaware	77-0416232
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

47100 Bayside Parkway
Fremont, California 94538
(Address of principal executive offices, with zip code)

(510) 360-8000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 (d)      On May 26, 2010, the Board of Directors (the “Board”) of Virage Logic Corporation (the “Company”) appointed Manoj Gujral to serve as a director effective immediately.  Mr. Gujral will be a Class II director and his term of office will expire at the Annual Meeting of Stockholders in 2011.  Mr. Gujral is Vice President and General Manager, Broadband and Consumer Division of Cavium Networks.  From 2005-2010, Mr. Gujral served as General Manager of NVIDIA’s Desktop Business that provides GPU and chipset products across all original equipment manufacturer (OEM) customers.  From 2003-2005, Mr. Gujral served as Managing Director of the Specialty Memory business unit at Cypress Semiconductor.  In the fifteen years prior to joining Cypress, Gujral held positions of increasing management responsibility with such companies as Raza Foundries, ShareWave and Unisys.

          There is no arrangement or understanding between Mr. Gujral and any other persons pursuant to which he was selected as a director.  At the time of this filing, Mr. Gujral has not been named to serve on any committee of the Board, and the Board has not yet determined the committees, if any, on which Mr. Gujral is expected to serve.

          On May 26, 2010, the Company and Mr. Gujral entered into an indemnification agreement which is, in form, substantially the same as similar agreements between the Company and certain other officers of the Company.  The foregoing description of the indemnification agreement does not purport to be complete and is qualified in its entirety by reference to the form of Indemnification Agreement which was previously filed as Exhibit 10.5 to the Company’s Form S-1 Registration Statement filed with the SEC on May 2, 2000.

          Cash compensation for Mr. Gujral’s service as a director will be $7,500 per quarter.  Upon his appointment to the Board on May 26, 2010, Mr. Gujral was granted immediately vested restricted stock units (RSUs) in the amount equal to $60,000 divided by the closing price of the Company’s common stock on the date of the grant.  Mr. Gujral, as a non-employee director, is also expected to receive an annual equity grant at the close of each annual meeting of stockholders, but the terms of any such award have not been determined as of the date of this filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 26, 2010	VIRAGE LOGIC CORPORATION

		By:	/s/ Brian Sereda
		Name:	Brian Sereda
		Title:	Vice President of Finance and Chief Financial Officer